Imperial Resources, Inc.; Agreement to Purchase 100% of Key Salt Water Disposal Facility

Austin, Texas April 28, 2011; Imperial Resources, Inc. (OTCBB: IPRC) today is pleased to announce that its wholly owned subsidiary, Imperial Oil & Gas, Inc. (together the “Company”, “Imperial”) entered into an Agreement on April 27, 2011 to acquire, subject to title review, 100% of a Salt Water Disposal Project (“Facility”), located in the heart of the Barnett Shale, the largest gas play by number of wells, in Texas.

The Facility

The Facility is a unique, very low risk (non exploration) opportunity, conveniently located for the disposal of large volumes of salt water generated from essential fracture (“frac”) stimulation operations on Barnett Shale gas wells, some of which have been frac’ed up to four times. There are approximately 6,000 wells within 20 miles of the Facility.

The Facility is one of two key projects identified as transformational for Imperial (the other being the Company’s Oklahoma project) and consists of a proven, fully built surface plant (consisting of tanks, pumps, control systems, access road, offloading pad and all ancillary equipment) within a compound located on approximately 41 acres of freehold land by a State highway, and an existing disposal well bore. The Facility has a permit for the disposal of up to 15,000 barrels of salt water per day, conditional upon deepening the well into the Ellenberger formation. Environmental lobby resistance to new disposal permitting means the permit has considerable value as they are now slow and expensive to obtain. The initial investment in the Facility by its original owner is estimated by the Company to be in excess of $5,000,000.

The Imperial plan is to deepen the well to a depth currently approved by the Texas Railroad Commission and reopen the Facility to dispose of up to 15,000 barrels of salt water a day. Disposal rates in the area range from approximately $0.40 to $0.60 per barrel of water, even at less attractive, generally more distant facilities. In addition to disposal revenues the Company expects to benefit from materially additional revenues generated by the Facility from the recovery and re-sale of oil contained in frac water. Facility operating costs are expected at around $30,000 per month, resulting in an estimated operating break even point of only 2,225 barrels of water per day, even assuming low end $0.45 per barrel disposal rates and excluding any recovered oil revenues.

The total development cost to Imperial to bring the Facility on stream is expected to be around $1,200,000. If it can be brought back on line as the Company expects, the Company anticipates that capital value of the Facility will be very considerably uplifted, in addition to the ongoing, non-depleting cashflow the Company expects to generate from it, month on month.

Tom Barr, Director of Imperial, said; “I am delighted that the Company has managed to acquire all of this Salt Water Disposal Facility, which is second only to the Oklahoma Project in economic importance to the Company.”

About Imperial Resources, Inc.

Imperial Resources, Inc., through its wholly owned subsidiary, Imperial Oil & Gas, Inc. has a highly focused, risk-averse strategy of building a substantial portfolio of oil and gas assets through its access to niche, low risk oil and gas opportunities in the onshore U.S. Imperial aims to exploit projects which can deliver cash flows normally associated with higher risk projects but without exposure to high risk failure rates.

To find out more about Imperial Resources, Inc. (OTCBB: IPRC), visit our website at www.imperialresourcesinc.com. Details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's EDGAR database.

Forward-Looking Statements

Statements in this news release that are not statements of historical fact are forward-looking statements, which are subject to certain risks and uncertainties.  Forward-looking statements can often be identified by words such as "expects,” "intends,” "plans,” "may,” "could,” "should,” "anticipates”, “assumes”, "likely,” "believes" and words of similar import.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those expressed or implied by forward-looking statements due to a variety of factors that may or may not be foreseeable or within the reasonable control of the Company.  Readers are cautioned not to place undue reliance on such forward-looking statements.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission, including without limitation under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed on July 9, 2010.  Except as otherwise required by law, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Source: Imperial Resources, Inc.

Contact:
Rob Durbin, CEO
Telephone:
512 322-5740

http://www.imperialresourcesinc.com/pages/contact